                                                                    Exhibit 99.3

       TENNECO AUTOMOTIVE CLOSES ON OFFERING OF $500 MILLION OF NEW SENIOR
                               SUBORDINATED NOTES
              CALLS 11 5/8 SENIOR SUBORDINATED NOTES FOR REDEMPTION

Lake Forest, Illinois, November 19, 2004 - Tenneco Automotive (NYSE:TEN) announced today that the company closed on its private placement offering of $500,000,000 of 8-5/8 percent senior subordinated notes due November 15, 2014.

The sale of the notes resulted in net proceeds to the company from the transaction of $487 million after deducting fees and other transaction related expenses. The net proceeds of this transaction, together with cash on hand, were used to redeem $500,000,000 aggregate principle amount of the company's outstanding 11-5/8 percent senior subordinated notes due in 2009. The company has called these notes for redemption and expects the redemption to close on December 20, 2004.

With the closing of this transaction, the company successfully lowered its annual interest expense by approximately $15 million, or 20-cents per diluted share. The company expects to record non-recurring pre-tax charges related to the redemption premium and fees and the write-off of deferred debt issuance costs of approximately $29 million and $9 million, respectively, in the fourth quarter, 2004.

ADDITIONAL INFORMATION
Tenneco Automotive offered the new senior subordinated notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any such security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

THE COMPANY
Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.


SAFE HARBOR
This press release includes statements that are "forward looking" within the meaning of federal securities law concerning Tenneco Automotive's offering of new notes. These forward-looking statements generally can be identified by phrases such as "will," "expects," "conditioned," or other similar words and phrases. The company's ability to complete the transactions is subject to market conditions and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward looking statements.

Contacts:    Jane Ostrander
             Media Relations
             847 482-5607
             jane.ostrander@tenneco-automotive.com

             Leslie Hunziker
             Investor Relations
             847 482-5042
             leslie.hunziker@tenneco-automotive.com